UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	April 18, 2005

HUDSON VALLEY HOLDING CORP.

(Exact Name of Registrant as Specified in Charter)

New York ______________________________ (State or Other Jurisdiction of Incorporation)	0-30525 _______________________________ (Commission File Number)	13-3148745 ____________________________ (I.R.S. Employer Identification Number)

21 Scarsdale Road, Yonkers, New York  10707

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code  (914) 961-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

        On March 25, 2005, the Company disclosed in a Form 8-K that in the course of its most recent Consumer Compliance and CRA Examination by the Federal Deposit Insurance Corporation, the Company’s banking subsidiary, Hudson Valley Bank, was informally advised of several potential deficiencies in its consumer compliance program. The Company further disclosed that based upon informal communications from the FDIC, the Bank withdrew one pending branch application and delayed filing another branch application. Further, the Company said it may delay filing its application for the pending acquisition of New York National Bank.

        The Company has received the results of its Consumer Compliance and CRA Examination from the FDIC, although a written report of examination has not yet been received.

        Based upon these results, the Bank has re-submitted its application for a branch office in Rego Park, NY and submitted its application for a branch at 320 Park Avenue, New York, NY. In addition, the Company has submitted its applications for the pending acquisition of New York National Bank. The Company expects these applications to be reviewed by the various regulatory authorities in the normal course of business.

        The Company takes its consumer compliance obligations, as well as its other regulatory obligations, very seriously. While the Company believes that the deficiencies in its consumer compliance program noted by the FDIC do not amount to substantial failures in regulatory compliance, it is taking all necessary steps to immediately correct these deficiencies. The Bank has already committed to put in place procedures and staffing which it believes will avoid these deficiencies in the future. At this time, the Company does not believe that the lapses in its consumer compliance program will have any adverse impact on its expansion plans.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2005	HUDSON VALLEY HOLDING CORP. By: /s/ Stephen R. Brown —————————————— Name: Stephen R. Brown Title: Senior Executive Vice President, Chief Financial Officer and Treasurer